INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Registration Statement of Venturelist.com, Inc. on Form SB-2 of our report dated October 12, 2000 relating to the financial statements appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ Malone & Bailey, PLLC
--------------------------
Malone & Bailey, PLLC
Houston, TX

October 24, 2000